Exhibit 10.1

August 3, 2017
Mr. Alan Musso
3838 N. Braeswood, Unit 337
Houston, Texas 77025

Re: Retention Bonus

Dear Alan,
On behalf of Bellicum Pharmaceuticals, Inc. (the “Company”), this letter is an offer to you of a one-time lump sum cash bonus equivalent to six months of your current base salary ($192,500.00), less required withholdings, as set forth below (the “Service Date Bonus”). You may accept this proposal by signing in the space provided below and returning the signed letter to me. This letter agreement will be effective on the date you sign below where indicated.

You will be eligible to receive the Service Date Bonus, provided that the following conditions are met: (i) you remain in the continuous employment of the Company through April 30, 2018 (the “Service Date”); and (ii) you have not given the Company notice of your intent to resign your employment prior to the Service Date. You shall also be eligible to receive the Service Date Bonus in the event that the Company provides you notice of the termination of your employment (or notice of its intent to terminate your employment) on or before the Service Date for reasons other than Cause as defined in section 6(c) of your Employment Agreement (as defined below). For the avoidance of doubt, termination by the Company for Cause prior to the Service Date will disqualify you from earning the Service Date Bonus. You shall be required to provide the Release specified in the Section 7(d) of your Employment Agreement with the Company, dated as of December 4, 2014 (the “Employment Agreement”), in order to be eligible for a Service Date Bonus based upon a Termination without Cause.

The Service Date Bonus shall be paid to you on the applicable of the following dates: (i) the Company’s first regularly scheduled payroll date following the Service Date; or (ii) if payable as a consequence of a Termination without Cause, the Company’s first regularly scheduled payroll date following the effective date of the Release. The Service Date Bonus shall be in addition to any other payment or benefit required under the Employment Agreement, if any.

The Service Date Bonus described herein does not affect any of the terms or provisions of your Employment Agreement, which shall remain in full force and effect.

Alan, I trust you are pleased by this offer and I want you to know that I, and the rest of your team, value your expertise and guidance.
Yours truly,
Bellicum Pharmaceuticals, Inc.

/s/ Richard A. Fair
Richard A. Fair,
President & Chief Executive Officer

Accepted and Agreed:

/s/ Alan A. Musso
Alan A. Musso

Dated: August 3    , 2017